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                                                                    EXHIBIT 11.1

                               ILEX ONCOLOGY, INC.
                        COMPUTATION OF NET LOSS PER SHARE
                     (In Thousands, Except Per Share Amount)

                                                                                   Three Months Ended
                                                                                       March 31,
                                                                                 ----------------------
                                                                                   1997          1998
                                                                                 --------      --------
                      COMPUTATION OF BASIC LOSS PER SHARE
 Net Loss                                                                        $   (468)     $ (6,945)
 Weighted average number of shares of Common Stock and Common Stock equivalents outstanding:
          Weighted average number of shares of Common Stock outstanding
                                                                                   10,276        12,281
          Weighted average number of Common Stock equivalents applicable to
                   stock options and warrants (1)                                     608             0
                                                                                 --------      --------
 Common Stock and Common Stock equivalents                                         10,884        12,281
                                                                                 ========      ========
 Basic net loss per share                                                        $  (0.04)     $  (0.57)
                                                                                 ========      ========

                     COMPUTATION OF DILUTED LOSS PER SHARE
 Net Loss                                                                        $   (468)     $ (6,945)
 Weighted average number of shares of Common Stock and Common Stock equivalents outstanding:
          Weighted average number of shares of Common Stock outstanding            10,276        12,281
          Weighted average number of Common Stock equivalents  applicable to
                   stock options and warrants (1)                                     613           359
                                                                                 --------      --------
 Common Stock and Common Stock equivalents                                         10,889        12,640
                                                                                 ========      ========
 Diluted net loss per share (2)                                                  $  (0.04)     $  (0.55)
                                                                                 ========      ========


(1) For the three-month period ended March 31, 1997, convertible stock, stock options and stock warrants issued within one year prior to an initial public offering with a conversion price or exercise price below the estimated initial public offering price have been included as outstanding for all periods specified by SAB No. 83 (Topic 4-D).

(2) This calculation is submitted in accordance with Item 601(b)11 of regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.